EXHIBIT 4.1

SPECIMEN UNIT CERTIFICATE

U-___________

SEE REVERSE FOR CERTAIN

DEFINITIONS

CUSIP _____________________

COMMITTED CAPITAL ACQUISITION CORPORATION II

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO

PURCHASE ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT                                                                                                                                                                                                              is the owner of                                                                                                         Units.

Each Unit (“Unit”) consists of one (1) share of common stock, par value $0.00001 per share (the “Common Stock”), of Committed Capital Acquisition Corporation II, a Delaware corporation (the “Corporation”), and one warrant (the “Warrant”).

Each Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $5.00 per share (subject to adjustment). The Warrants may not be exercised prior to the completion by the Corporation of a merger or capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets (a “Business Transaction”), which Business Transaction is contemplated to be completed on or prior to 11:59 p.m., New York City time, on [ ], 2016 (the “Business Transaction Deadline”), the 24-month anniversary of the date of effectiveness of the registration statement pursuant to which the Units were offered (the “Registration Statement”). Upon the completion of the Business Transaction, the Warrants will be exercisable only during the period commencing on the date and time at which a post-effective amendment to the Registration Statement or a new registration statement in respect of the shares of Common Stock underlying such Warrants becomes effective, and terminating at 5:00 p.m., New York City time, on the forty-fifth (45th) day after the effectiveness of such post-effective amendment or registration statement. The Warrants included in the Units will not become exercisable and will expire worthless in the event the Corporation fails to consummate a Business Transaction on or prior to the Business Transaction Deadline. The terms of the Warrants are governed by a Warrant Agreement, dated as of [ ], 2014 (the “Warrant Agreement”), between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to the tenth (10th) business day following the earlier to occur of (i) the expiration of the underwriters’ option to purchase additional Units in the offering (which expiration shall occur on [___________], 2014) (the “Over-allotment Option”), (ii) the exercise in full of the Over-allotment Option or (iii) the announcement by Broadband Capital Management LLC, as representative of the several underwriters, of its intention not to exercise all or any remaining portion of the Over-allotment Option, but in no event shall the Common Stock and the Warrants comprising the Units be separately traded until (A) the Corporation has filed a current report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the receipt of the gross proceeds of the offering, and (B) the Corporation issues a press release announcing when such separate trading shall begin.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Corporation.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

President	Secretary

COMMITTED CAPITAL ACQUISITION CORPORATION II

     The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the Units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the Units, including, as applicable, the Certificate of Incorporation and all amendments thereto, the Warrant Agreement and resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the Corporation), to all of which the holder(s) of this certificate by acceptance hereof assents.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	________Custodian________
(Cust) (Minor)

TEN ENT	—	as tenants by the entireties

Under Uniform Gifts to Minors Act (State)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

   For value received,                      hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                                                                                                     Units represented by the within Certificate, and do hereby irrevocably constitute and appoint                                                                                                                          attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

In each case as more fully described in the Corporation’s final prospectus dated [           ], 2014, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account in which the proceeds of the Corporation’s initial public offering are deposited only in the event that the Corporation redeems the shares of Common Stock sold in its initial public offering because it does not consummate a Business Transaction by the Business Transaction Deadline. In no other circumstances shall the holder(s) have any right or interest of any kind in or to such trust account.